Exhibit 99.1

                     [LETTERHEAD OF ENZON PHARMACEUTICALS]

                                                           For Immediate Release
================================================================================

PRESS RELEASE
                                    Contact:    Kenneth J. Zuerblis
                                                VP Finance & CFO
                                                908-541-8717

                                                Euro RSCG Life NRP
                                                Mark R. Vincent, Media Relations
                                                212-845-4239

                  ENZON REPORTS THIRD QUARTER FINANCIAL RESULTS
                        - Product Sales Increase by 28% -

BRIDGEWATER, NJ - May 5, 2004 - Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) announced today its financial results for the quarter ended March 31, 2004, the third quarter of Enzon's fiscal year (FY) 2004. During the quarter, Enzon completed several corporate milestones including:

      o Establishing a commercialization partnership with Inex Pharmaceuticals Corporation (TSX: IEX) for Inex's oncology drug, Onco TCS. Inex completed a pivotal Phase 2/3 trial for Onco TCS in 2003 for patients with relapsed, aggressive non-Hodgkin's lymphoma and several Phase 2 trials are also underway in various other cancers.

      o Initiating patient dosing in a clinical trial designed to evaluate Pegamotecan as a single-agent, second-line therapy for the treatment of gastric and gastroesophageal junction cancers. This study was initiated based on the positive interim data yielded from the Company's ongoing Phase 2 trial for the treatment of gastric and gastroesophageal cancers.

      o The filing of a New Drug Application (NDA) for Onco TCS and the requesting of a Priority Review, as Onco TCS is a product intended to address an unmet medical need. Applications that are granted Priority Review status are targeted for action by the United States Food and Drug Administration (FDA) within six months from the date that the submission is complete.

      o Launching a major new initiative in antifungal research with the introduction of the Company's proprietary CLEAR II(TM) patient registry. CLEAR II is a multi-center registry developed by and for clinicians to share and exchange online, real-time data on the clinical course of invasive fungal infections. Importantly, this registry captures information on physician clinical experiences with Enzon's ABELCET(R) (Amphotericin B Lipid Complex Injection), as well as other antifungal agents and the Company anticipates it will quickly become an important resource for physicians treating invasive fungal infections.

                                     -more-

                                                                  Q3 FY04/page 2


"This quarter is highlighted by several notable achievements, with the most significant being adding Onco TCS to our product pipeline and soon thereafter submitting an NDA for this important product," said Arthur J. Higgins, Enzon's chairman and chief executive officer. "With a strengthened pipeline, continued strong performance from our marketed products, and the potential for a product approval and launch in the near term, Enzon is well positioned for continued growth."

Financial Results

The Company reported net income for the third quarter of FY 2004 of $5.1 million, or $0.12 cents per diluted share, compared with net income of $7.6 million or $0.17 cents per diluted share for the third quarter of FY 2003. The Company's net income for the third quarter of FY 2004 includes a write-off of acquired in-process research and development costs of $12.0 million related to the acquisition of the North American commercialization rights to Onco TCS from Inex in January 2004 and a net gain on investments of $11.0 million principally related to the sale of approximately 50% of the Company's investment in Nektar Therapeutics (Nasdaq: NKTR).

Combined product sales for the Company's four internally marketed products (ABELCET(R), ONCASPAR(R), DEPOCYT(R), and ADAGEN(R)) increased by $6.1 million or 28% to $28.0 million compared with $21.9 million for the prior year's comparable quarter. This increase was primarily driven by an increase in sales of ABELCET. For the third quarter of FY 2004 North American sales of ABELCET were $17.6 million compared with $13.5 million for the third quarter of FY 2003 and ahead of the Company's expectations for the quarter of $16.5 million to $17.5 million.

Sales of ONCASPAR for the third quarter of FY 2004 increased by $2.1 million or 75% to $4.9 million compared with $2.8 for the third quarter of FY 2003. Sales of DEPOCYT were $1.4 million for the third quarter of FY 2004, compared with $1.2 million for the third quarter of FY 2003. In January 2003, the Company in-licensed the North American rights to DEPOCYT from SkyePharma PLC. ADAGEN sales for the third quarter of FY 2004 were $4.1 million versus $4.3 million in the third quarter of FY 2003.

During the quarter, the Company also recorded $5.0 million in manufacturing revenue related to the ABELCET business, which included approximately $1.7 million of revenue related to the settlement of certain disputed items. Manufacturing revenue for the third quarter of FY 2003 was $4.8 million.

Total royalties for the third quarter of FY 2004 decreased by $5.1 million or 32% to $11.1 million compared with $16.2 million for the third quarter of FY 2003. Total royalties for the quarter were made up principally of royalties from sales of PEG-INTRON marketed by Schering-Plough Corporation (NYSE: SGP). The decrease was due to the ongoing competition in the pegylated alpha interferon market. To strengthen its hepatitis C product line, in February 2004

                                     -more-

                                                                  Q3 FY04/page 3


Schering-Plough launched a new PEG-INTRON Redipen precision-dosing pen in the U.S. market, where Schering-Plough has reported it is being well received.

The Company's investment in research and development increased by $5.6 million or 110% to $10.8 million in the third quarter of FY 2004 compared with $5.1 million for the third quarter of FY 2003. The increase was primarily attributable to the Company's shared product development costs with Inex for Onco TCS, which included costs related to the filing of the NDA in March 2004, as well as costs related to the Company's internal research and development programs, namely, the initiation of a clinical trial for Pegamotecan as a second-line therapy for the treatment of gastric and gastroesophageal junction cancers, preparation for the commencement of a Phase 3 trial for ATG Fresenius S, and the Company's earlier stage programs.

Selling, general, and administrative expenses increased by $3.0 million or 32% to $12.5 million in the third quarter of FY 2004 versus $9.5 million for the third quarter of FY 2003. This increase was primarily attributable to expenditures related to ABELCET promotional activities, which included publications, presentations, and expenditures related to the March 2004 launch of the Company's CLEAR II registry at the Focus on Fungal Infections conference.

Net investment income increased to $11.6 million in the third quarter of FY 2004, compared with $632,000 for the corresponding period in FY 2003. The increase is principally due to the sale of 880,075 shares of Nektar Therapeutics common stock, which resulted in a net gain of approximately $11.0 million.

During the third quarter of FY 2004, the Company recorded a deferred tax benefit of approximately $5.5 million that was primarily attributable to the reversal of a deferred tax valuation allowance pertaining to the write down of the carrying value of the Company's Nektar Therapeutics shares that were sold during the quarter. The deferred tax benefit was also attributable to a reduction in the Company's estimated taxable income and effective tax rate due to the $12.0 million write-off of acquired in-process research and development costs related to the acquisition of the North American commercialization rights to Onco TCS.

The Company's cash and investments totaled $174.5 million as of March 31, 2004 compared with $153.3 million as of June 30, 2003. The increase in cash and investments was primarily the result of cash proceeds of $17.4 million related to the Company's sale of 880,075 shares of Nektar Therapeutics common stock and positive cash flows provided by the Company's operations. These increases were partially offset by the payment of $12.0 million to Inex for acquired in-process research and development related to the acquisition of the North American commercialization rights to Onco TCS.

                                     -more-

                                                                  Q3 FY04/page 4


The management of Enzon will be hosting a conference call today, May 5, 2004 at 4:30PM EDT. All interested parties can access the live call using the following information:

                  Domestic Dial-In Number:           888-428-4479
                  International Dial-In Number:      651-291-0900
                  Access Code:                       727692

Enzon's conference call will also be webcast in a "listen only" mode via the Internet at http://www.vcall.com. Additionally, for those parties unable to listen at the time of Enzon's conference call, a rebroadcast will be available following the call from Wednesday, May 5, 2004 at approximately 9:30 PM EDT. This rebroadcast will end on Wednesday, May 12, 2004 at midnight. The rebroadcast may be accessed using the following information:

                  Domestic Dial-In Number:           800-475-6701
                  International Dial-In Number:      320-365-3844
                  Access Code                        727692

Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics to treat life-threatening diseases. The Company has developed or acquired a number of marketed products, including PEG-INTRON(R), marketed by Schering-Plough, and ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R), marketed in North America by Enzon's specialized sales force. Enzon's science-focused strategy includes an extensive drug development program that leverages the Company's macromolecular engineering technology platforms, including PEG modification and single-chain antibody (SCA(R)) technologies. Internal research and development efforts are complemented by strategic transactions that provide access to additional products and technologies. Enzon has several drug candidates in various stages of development, independently and with partners, including Onco TCS, for which a U.S. marketing application has been submitted for the treatment of relapsed, aggressive non-Hodgkin's lymphoma. Further information about Enzon, this press release, and the conference call can be found on the Company's web site at www.enzon.com.

There are forward-looking statements contained herein that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimates," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward- looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments discussed above. Such factors include the risks that the NDA for Onco TCS may not be granted Priority Review status by the FDA and that Onco TCS may not receive regulatory approval from the FDA, as well as those described in Enzon's Form 10-K and Forms 10-Q on file with the SEC, such as Enzon's ability to successfully launch and market Onco TCS, Enzon's ability to sustain profitability, and positive cash flow; risks in obtaining and maintaining regulatory approval for indications and expanded indications for

                                     -more-

                                                                  Q3 FY04/page 5


Enzon's products; market acceptance of and continuing demand for Enzon's products; timing and results of clinical trials, including, without limitation, the ongoing clinical trials of Pegamotecan for the treatment of gastric and gastroesophageal cancers; the risk that the FDA may not deem Pegamotecan eligible for accelerated approval under Subpart H of the Food and Drug Act; and the impact of competitive products and pricing. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information in this press release is as of May 5, 2004 and the Company undertakes no duty to update this information.

                        (Financial statements to follow)
                                      # # #

                  ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   Three Months ended March 31, 2004 and 2003
                      (In thousands, except per share data)
                                   (Unaudited)

                                                         March 31,          March 31,
                                                           2004               2003
                                                         ---------          ---------
Revenues:
  Net sales                                              $ 27,993           $ 21,875
  Manufacturing revenue                                     5,035              4,762
  Royalties                                                11,103             16,242
  Contract revenue                                            248                284
                                                         --------           --------
    Total revenues                                         44,379             43,163
                                                         --------           --------
Costs and expenses:
  Cost of sales and manufacturing revenues                 12,458             11,080
  Research and development expenses                        10,772              5,132
  Acquired in-process research and development             12,000                 --
  Selling, general and administrative expenses             12,500              9,481
  Merger expenses                                              --              1,398
  Amortization of acquired intangibles                      3,358              3,960
                                                         --------           --------
     Total costs and expenses                              51,088             31,051
                                                         --------           --------
      Operating income (loss)                              (6,709)            12,112
                                                         --------           --------
Other income (expense):
  Investment income, net                                   11,564                632
  Interest expense                                         (4,957)            (4,957)
  Other income (expense)                                     (337)                 3
                                                         --------           --------
                                                            6,270             (4,322)
                                                         --------           --------
Income before taxes                                          (439)             7,790
    Tax provision (benefit)                                (5,505)               156
                                                         --------           --------
    Net income                                           $  5,066           $  7,634
                                                         ========           ========
    Basic earnings per common share                          0.12               0.18
                                                         ========           ========
    Diluted earnings per common share                        0.12               0.17
                                                         ========           ========
Weighted average number of common shares
     issued and outstanding - basic                        43,368             43,192
                                                         ========           ========
Weighted average number of common shares issued
     and outstanding and dilutive potential common
     shares outstanding                                    43,817             43,634
                                                         ========           ========

                  ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    Nine Months ended March 31, 2004 and 2003
                      (In thousands, except per share data)
                                   (Unaudited)

                                                       March 31,         March 31,
                                                         2004              2003
                                                      ----------        ----------
Revenues:
  Net sales                                           $   80,665        $   36,250
  Manufacturing revenue                                    8,826             5,496
  Royalties                                               36,461            57,565
  Contract revenue                                           769               417
                                                      ----------        ----------
Total revenues                                           126,721            99,728
                                                      ----------        ----------
Costs and expenses:
  Cost of sales and manufacturing revenues                35,195            17,859
  Research and development expenses                       24,711            14,886
  Acquired in-process research and development            12,000                --
  Selling, general and administrative expenses            35,187            20,786
  Merger expenses                                             --             1,398
  Amortization of acquired intangibles                    10,074             5,288
  Write-down of carrying value of investments                 --            27,237
                                                      ----------        ----------
      Total costs and expenses                           117,167            87,454
                                                      ----------        ----------
      Operating income                                     9,554            12,274
                                                      ----------        ----------
Other income (expense):
  Investment income, net                                  12,744             8,430
  Interest expense                                       (14,871)          (14,871)
  Other income                                                71                 3
                                                      ----------        ----------
                                                          (2,056)           (6,438)
                                                      ----------        ----------
Income before taxes                                        7,498             5,836
    Tax provision (benefit)                               (2,691)              662
                                                      ----------        ----------
    Net income                                            10,189        $    5,174
                                                      ==========        ==========
Basic earnings per common share                             0.24        $     0.12
                                                      ==========        ==========
Diluted earnings per common share                           0.23        $     0.12
                                                      ==========        ==========
Weighted average number of common
  shares issued and outstanding - basic                   43,322            43,061
                                                      ==========        ==========
Weighted average number of common shares
  issued and outstanding and dilutive potential
  common shares outstanding                               43,657            43,611
                                                      ==========        ==========

                  ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                        March 31, 2004 and June 30, 2003
                        (In thousands, except share data)
                                   (Unaudited)

                                                               March 31,        June 30,
                                                                 2004             2003
                                                              ----------       ----------
Assets
Current assets:
  Cash and cash equivalents                                   $   83,370       $   66,752
  Short-term investments                                           9,741           25,047
  Accounts receivable, net                                        29,623           33,173
  Inventories                                                     10,586           11,786
  Deferred tax and other current assets                           20,798           16,089
                                                              ----------       ----------
     Total current assets                                        154,118          152,847
Property and equipment, net                                       34,178           32,593
                                                              ----------       ----------
Other assets:
  Marketable securities                                           81,358           61,452
  Investments in equity securities and convertible note           65,274           56,364
  Amortizable intangible assets, net                             198,544          211,975
  Goodwill                                                       150,985          150,985
  Deferred tax and other assets                                   53,132           62,350
                                                              ----------       ----------
                                                                 549,293          543,126
                                                              ----------       ----------
     Total assets                                             $  737,589       $  728,566
                                                              ==========       ==========

Liabilities and Stockholders' Equity
Current liabilities                                               26,517       $   34,345
Notes payable                                                    400,000          400,000
Other liabilities                                                  6,671            2,637
Stockholders' equity                                             304,401          291,584
                                                              ----------       ----------
     Total liabilities and stockholders' equity               $  737,589       $  728,566
                                                              ==========       ==========

Common stock shares outstanding                                   43,841           43,518

                                       ###